EYETEL IMAGING, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

EYETEL IMAGING, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT (the "***Agreement***") is made as of the 28th day of December, 2006 (the "***Effective Date***") by and among Eyetel Imaging, Inc., a Delaware corporation (the "***Company***"), and the persons and entities named on the Schedule of Purchasers attached hereto (individually, a "***Purchaser***" and collectively, the "***Purchasers***").

RECITAL

To provide the Company with additional resources to conduct its business, the Purchasers are willing to loan to the Company in one or more disbursements up to an aggregate amount of two million five hundred thousand dollars ($2,500,000), subject to the conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and each Purchaser, intending to be legally bound, hereby agree as follows:

1. AMOUNT AND TERMS OF THE LOAN(S); ISSUANCE OF WARRANTS

1.1 The Loans at the Initial Closing. Subject to the terms of this Agreement, each Purchaser agrees to lend to the Company at the Initial Closing (as hereinafter defined) the amount set forth opposite each such Purchaser's name on the Schedule of Purchasers attached hereto under the heading "Initial Closing" (each, a "***Loan Amount***" and collectively the "***Total Initial Closing Loan Amount***") against the issuance and delivery by the Company of a convertible promissory note or notes for such amount(s), in substantially the form attached hereto as ***Exhibit A*** (each, a "***Note***" and collectively, the "***Notes***"). Each Note shall be convertible into shares of Equity Securities as provided in such Note.

1.2 Issuance of Warrants. At each Closing (as defined below), the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, a warrant in substantially the form attached hereto as ***Exhibit B*** (each, a "***Warrant***" and collectively the "***Warrants***") for a purchase price equal to the amount set forth in the second column opposite such Purchaser's name on the Schedule of Purchasers attached hereto (the "***Warrant Purchase Price***").

(a) Each Warrant issued at any Closing shall be issued for the number of shares equal to the quotient of (i) the product of (A) thirty percent (30%) multiplied by (B) such Purchaser's Loan Amount in such Closing, divided by (ii) the per share price of the Equity Securities.

(b) The Company and the Purchasers, as a result of arm's length bargaining, agree that:

(i) Neither the Purchasers nor any affiliated company has rendered any services to the Company in connection with this Agreement;

(ii) The Warrants are not being issued as compensation; and

(iii) All tax returns and other information return of each party relative to this Agreement and the Notes and Warrants issued pursuant hereto shall consistently reflect the matters agreed to in (i) and (ii) above.

(c) For purposes of this Agreement, the term "***Equity Securities***" shall mean either (i) shares of the Company's preferred stock that are issued upon the closing of the Company's sale of preferred stock with at least one new unaffiliated institutional investor with aggregate proceeds to the Company from unaffiliated institutional investors of not less than $5,000,000 including the conversion of indebtedness provided by such unaffiliated institutional investors (a "***Qualified Financing***"), (ii) shares of the Company's preferred stock that are issued in a financing other than a Qualified Financing in the event the holders of at least a majority of the outstanding Total Loan Amount elect in writing to treat such financing as a Qualified Financing (in which case such financing shall be deemed for the purposes of this Agreement, each of the Notes and each of the Warrants to be a Qualified Financing) or (iii) the Company's Series B Preferred Stock.

1.3 Sale of Notes and Warrants at Rights Offering Closing.

(a) Within ten days following the Initial Closing, the Company shall offer (the "***Rights Offering***") to each holder of Series B Preferred Stock of the Company (other than the Purchasers participating in the Initial Closing) that is an "Eligible Stockholder" (defined as an "accredited investor" under Regulation D of the Securities Act of 1933, as amended (the "***Securities Act***") or not a "U.S. Person" within Regulation S of the Securities Act) (each, an "***Eligible Stockholder***") the opportunity to purchase Notes and Warrants in an amount up to such Eligible Stockholder's pro rata share of the Aggregate Available Issuance (as defined below) of Notes and Warrants based on such Eligible Stockholder's ownership of the Company's issued and outstanding Series B Preferred Stock as of immediately prior to the Initial Closing (determined on an as-if converted basis) (such number of shares, a holder's "***Initial Pro Rata Amount***"). For the purposes of this Agreement, the "***Aggregate Available Issuance***" shall be equal to the quotient of (i) the Total Initial Closing Loan Amount, divided by 1 minus a fraction, the numerator of which equals (A) the aggregate number of shares of Series B stock held by all Eligible Stockholders electing to participate in the Rights Offering as of immediately prior to the Initial Closing, and the denominator of which equals (B) the sum of (x) the number of shares determined pursuant to the immediately preceding Clause (A) and (y) the number of shares of Series B stock held by the Purchasers participating in the Initial Closing immediately prior to the Initial Closing.

(b) Each Eligible Stockholder shall have until January 27, 2007 (the "***Rights Offering Election Date***") to elect by written notice to the Company and by executing and

delivering to the Company a counterpart signature page hereto to purchase some or all of (or, as provided in paragraph (iii) below, more than) such Eligible Stockholder's Initial Pro Rata Amount (each such Eligible Stockholder, an "***Electing Stockholder***"). The Electing Stockholders and the Initial Purchasers are referred to collectively herein as "***Purchasers***" and each individually as a "***Purchaser***".

(c) In the event that one or more Eligible Stockholders fails to elect to purchase such Eligible Stockholder's entire Initial Pro Rata Amount, the Company shall so notify each Electing Stockholder within two (2) business days after the Rights Offering Election Date, specifying the Loan Amount remaining available to be purchased (the "***Remaining Loan Amount***"). Each Electing Stockholder shall have until February 12, 2007 to exercise a right of oversubscription by delivering a written notice to the Company prior to such date, electing to purchase some or all of the Remaining Loan Amount. If, as a result thereof, such oversubscriptions exceed the total Remaining Loan Amount available in respect of such oversubscription right, the oversubscribing participants shall be cut back with respect to their oversubscriptions ratably in accordance with the number of shares of Series B Preferred Stock held by each such oversubscribing participant as of immediately prior to the Initial Closing in relation to the Series B Preferred Stock held by all oversubscribing participants immediately prior to the Initial Closing (each such pro rata share, a "***Final Pro Rata Amount***").

(d) Each Purchaser and the Loan Amount that such Purchaser shall lend to the Company at the Rights Offering Closing (each, a "***Loan Amount***" and collectively with the Total Initial Closing Loan Amount the "***Total Loan Amount***" or "***Loan***") shall be set forth on the Schedule of Purchasers under the heading Rights Offering Closing which Schedule of Purchasers shall be amended by the Company without any further consent of the Purchasers and attached hereto.

(e) All sales of Notes and Warrants pursuant to the Rights Offering Closing shall be made on the terms and conditions set forth in this Agreement. In respect of the Rights Offering Closing, the representations and warranties of the Company set forth in Section 3 hereof (and the Schedules thereto) shall speak as of the Initial Closing and the Company shall have no obligation to update any such disclosure, and the representations and warranties of the Purchasers in Section 4 hereof shall speak as of the Rights Offering Closing.

1.4 Covenant to Approve Required Corporate Action. If at any time after the date hereof the number of authorized but unissued shares of such series of the Company's Equity Securities shall not be sufficient to permit the conversion of the Notes or the exercise of the Warrants into Equity Securities, each Purchaser agrees that it will, if requested by the Company, vote in favor of or consent to such corporate action, including an amendment to the Company's Certificate of Incorporation, as is necessary to increase its authorized but unissued shares of such series of the Company's Equity Securities to such number of shares as shall be sufficient for such purposes.

2. THE CLOSING(S)

2.1 Closing Date(s). The closing of the sale and purchase of the Notes and Warrants set forth under the heading "Initial Closing" on the Schedule of Purchasers (the "***Initial***

Closing") shall be held on the Effective Date, or at such other time as the Company and a majority in interest of the Purchasers shall agree (the "***Closing Date***").

2.2 Rights Offering Closing. The closing of the sale and purchase of the Notes and Warrants set forth under the heading "Rights Offering Closing" on the Schedule of Purchasers (the "***Rights Offering Closing,***" the Initial Closing and the Rights Offering Closing are each referred to generically herein as a "***Closing***") shall be held on February 13, 2007, or at such other time as the Company and a majority in interest of the Purchasers shall agree.

2.3 Delivery. At each Closing (i) each Purchaser shall deliver to the Company a check or wire transfer funds in the amount of such Purchaser's Note Purchase Price plus the applicable Warrant Purchase Price as each is set forth opposite such Purchaser's name on the Schedule of Purchasers; and (ii) the Company shall issue and deliver to each Purchaser (a) a Note in favor of such Purchaser payable in the principal amount of such Purchaser's Loan Amount as set forth opposite such Purchaser's name on the Schedule of Purchasers and (b) a corresponding Warrant as specified in Section 1.2.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to each Purchaser as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2 Corporate Power. The Company will have at the Closing Date all requisite corporate power to execute and deliver this Agreement, to issue each Note, to issue each Warrant (collectively, the "***Loan Documents***") and to carry out and perform its obligations under the terms of this Agreement and under the terms of each Note and each Warrant. The Company's Board of Directors has approved the Loan Documents based upon a reasonable belief that the Loan is appropriate for the Company after reasonable inquiry concerning the Company's financing objectives and financial situation.

3.3 Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company's obligations hereunder, including the issuance and delivery of the Notes and Warrants and the reservation of the equity securities issuable upon conversion of the Notes and exercise of the Warrants has been taken or will be taken prior to the issuance of such Notes and Warrants. This Agreement, the Notes and the Warrants, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to

rights to indemnity, subject to federal and state securities laws. The Notes and Warrants will be validly issued in compliance with all applicable federal and state securities laws.

3.4 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes and Warrants or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Initial Closing other than filings relating to federal and state securities laws that may be made after the Initial Closing.

3.5 Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

3.6 Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a material adverse effect on the Company. The execution, delivery and performance of this Agreement, the Notes and the Warrants, and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

3.7 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the offer, issue, and sale of the Notes and the Warrants are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.8 Use of Proceeds. The Company shall use the proceeds of the Loan solely for the operations of its business, and not for any personal, family or household purpose.

4. **Representations and Warranties of the Purchasers.** Each Purchaser, severally as to itself and not jointly, represents and warrants to the Company as follows:

4.1 Investment Representations and Warranties. Such Purchaser understands that the issuance of the Notes and Warrants and any Equity Securities that may be issuable in connection with the Notes and Warrants (collectively, the "***Securities***") to the Purchasers has not been, and will not be, registered under the Securities Act.

4.2 Acquisition for Own Account. Such Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

4.3 Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Such Purchaser is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.

4.4 Accredited Investor. Unless such Purchaser is DBED, such Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act. If DBED becomes a party hereto, DBED represents (i) that is a governmental instrumentality of the State of Maryland and (ii) that it has assets of $5,000,000 or more.

4.5 Access to Information. Such Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities. The representations of Purchasers contained in this Section 4.5 shall not effect the ability of the Purchasers to rely on the representations and warranties made by the Company pursuant to Section 3 of this Agreement.

4.6 Restricted Securities.

(a) Such Purchaser understands that the Securities will be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.

(b) Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.

(c) Such Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.

4.7 No Public Market. Such Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.

5. TRANSFER RESTRICTIONS. Each Purchaser understands that the Company may, as a condition to the transfer of any of the Notes and Warrants, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that an opinion of counsel shall not be required for a transfer by a Purchaser that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Purchaser, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Purchaser's family member or trust for the benefit of an individual Purchaser; provided, further, that the transferee in each case agrees to be subject to the restrictions in this Section 5.

6. MISCELLANEOUS

6.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as such laws are applied to agreements among New York residents entered into and performed entirely within the State of New York, without reference to the conflict of laws provisions thereof.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 9130 Guilford Road, Columbia, MD 21046, attention: Keith G. Frey, with a copy to Cooley Godward Kronish LLP, One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5656,

attention: Christian Plaza, Esq., fax: (703) 456-8100, and to Purchaser at the address(es) set forth on the Schedule of Purchasers attached hereto or at such other address(es) as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

6.6 Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchasers purchasing at least a majority of the Total Loan Amount. Any provision of the Notes may be amended or waived by the written consent of the Company and the holders of a majority of the outstanding principal amount of the Notes.

6.7 Expenses. The Company and each Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein, except that the Company shall pay the reasonable legal fees and expenses incurred by Ropes and Gray in its capacity as counsel for Bain Capital Venture Fund 2001, L.P., and its affiliated entities party hereto.

6.8 Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward Kronish LLP ("***Cooley Godward***"), outside special counsel to the Company, has in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the "***Bridge Financing***"), including representation of such Purchasers or their affiliates in matters of a similar nature to the Bridge Financing. The applicable rules of professional conduct require that Cooley Godward inform the parties hereunder of this representation and obtain their consent. Cooley Godward has served as outside special counsel to the Company and has negotiated the terms of the Bridge Financing solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Bridge Financing, Cooley Godward has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Cooley Godward's representation of the Company in the Bridge Financing.

6.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to each Purchaser, upon any breach or default of the Company under this Agreement or any Note, or Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by Purchaser of any breach or default under this Agreement, or any waiver by any Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

6.10 Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof

and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

In Witness Whereof, the parties have executed this **Note and Warrant Purchase Agreement** as of the date first written above.

COMPANY:

Eyetel Imaging, Inc.

By:____________________________
Name: John Garbarino
Title: Chief Executive Officer

THE PURCHASERS

BAIN CAPITAL VENTURE FUND 2001, LP
By: Bain Capital Venture Partners, LP
its general partner

By: Bain Capital Venture Investors, LLC
its general partner

By:____________________________
Name:
Title: Authorized Person

BCIP ASSOCIATES III, LLC
By: BCIP Associates III,
its sole member and manager

BCIP ASSOCIATES III-B, LLC
By: BCIP Associates III-B,
its sole member and manager

By: Bain Capital Investors, LLC
their Managing Partner

By:____________________________
Name: Title: Authorized Person

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By:____________________________
Name: Matt McPherson
Title: Managing Director

RGIP, LLC

By:____________________________
Name: ~~R. Bradford Malt~~ Joel Freedma
Title: ~~Managing Member~~ Authorized Person

IN WITNESS WHEREOF, the parties have executed this NOTE AND WARRANT PURCHASE AGREEMENT as of the date first written above.

COMPANY:

EYETEL IMAGING, INC.

By: [signature]
Name: John Garbarino
Title: Chief Executive Officer

THE PURCHASERS

BAIN CAPITAL VENTURE FUND 2001, LP
By: Bain Capital Venture Partners, LP
its general partner

By: Bain Capital Venture Investors, LLC
its general partner

By: ______________________
Name:
Title: Authorized Person

BCIP ASSOCIATES III, LLC
By: BCIP Associates III,
its sole member and manager

BCIP ASSOCIATES III-B, LLC
By: BCIP Associates III-B,
its sole member and manager

By: Bain Capital Investors, LLC
their Managing Partner

By: ______________________
Name: Title: Authorized Person

BROOKSIDE CAPITAL PARTNERS FUND, L.P.

By: ______________________
Name: ______________________
Title: Managing Director

RGIP, LLC

By: ______________________
Name: R. Bradford Malt
Title: Managing Member

RADIUS VENTURE PARTNERS II, L.P.

By: Radius Venture Partners II, LLC
its General Partner

By: ____________________
Name: Daniel Lubin
Title: Managing Partner

SIGNATURE PAGE TO NOTE AND WARRANT PURCHASE AGREEMENT

310375 v4/RE

SCHEDULES AND EXHIBITS

Schedule of Purchasers

Exhibit A: Form of Convertible Promissory Note

Exhibit B: Form of Warrant

SCHEDULE OF PURCHASERS

Initial Closing

Name and Address	Loan Amount	Note Purchase Price	Warrant Purchase Price
BAIN CAPITAL VENTURE FUND 2001, L.P.	$1,312,932.05	$1,312,932.04	$0.01
BCIP ASSOCIATES III, LLC	$234,058.01	$234,058.00	$0.01
BCIP ASSOCIATES III-B, LLC	$16,168.30	$16,168.29	$0.01
BROOKSIDE CAPITAL PARTNERS FUND, L.P.	$394,736.87	$394,736.86	$0.01
RGIP, LLC	$15,789.13	$15,789.12	$0.01
RADIUS VENTURE PARTNERS II, L.P.	$526,315.64	$526,315.63	$0.01

Rights Offering Closing

Name and Address	Loan Amount	Note Purchase Price	Warrant Purchase Price
[Purchaser]	[$__________]	[$__________]	$0.01

Exhibit A

Form of Convertible Promissory Note

See Exhibit 4.4(b)

Exhibit B

Form of Warrant

See Exhibit 4.4(a)